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                                                                Exhibit 1.01


                            TERMS AGREEMENT



                                            June 27, 1997



Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland 21202

Attention:  Chief Financial Officer
            -----------------------

Dear Sirs:

         We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $50,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase the Securities at 108.998% of the aggregate principal amount thereof, plus accrued interest from July 10, 1997 to the date of payment and delivery. The Closing Date shall be July 10, 1997, at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, 20th Floor, New York, New York 10013.

         The Securities shall have the following terms:

         Title:              15% Notes due July 10, 1998
         Maturity:           July 10, 1998
         Interest Rate:      15% per annum
         Interest Payment
           Dates:            January 10 and July 10, commencing
                             January 10, 1998
         Initial Price to
           Public:           108.998% of the principal amount thereof, plus
                             accrued interest from


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                             July 10, 1997 to the date of payment and delivery

         Redemption
           Provisions:       The Securities are not redeemable by the Company
                             prior to maturity.


         Additional terms:   The Regular Record Dates are December 25 and June
                             25 (whether or not a Business Day).  The
                             Securities shall be issuable as Registered
                             Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust
                             Company ("DTC") or its nominee. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.
                             Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's
                             Prospectus Supplement dated June 27, 1997.
                             Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

         All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full


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herein.  Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement are as follows: (a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)" and insert in lieu thereof "(333-28847), including a prospectus (which prospectus also relates to $550,000,000 aggregate principal amount of securities of the Company previously registered on a registration statement on Form S-3 (333-00055))" and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statements on Form S-3; (c) In the fifth line of the third paragraph of Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) In the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriter.

         The Securities will be made available for review by the Underwriter at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.




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         Please accept this offer no later than 9:00 o'clock P.M. on June 27,
1997, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

         "We hereby accept your offer, set forth in the Terms Agreement, dated June 27, 1997, to purchase the Securities on the terms set forth therein."

                             Very truly yours,

                             SMITH BARNEY INC.



                             By:     /s/ Christopher C. Lynch
                                 ---------------------------------
                                  Name:  Christopher C. Lynch
                                  Title: Managing Director



ACCEPTED:

COMMERCIAL CREDIT COMPANY



By:     /s/ Firoz B. Tarapore
    -------------------------------------
    Name:  Firoz B. Tarapore
    Title: Vice President and
           Assistant Treasurer






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